                                                                    EXHIBIT 4.36

                          FIRST SUPPLEMENTAL INDENTURE


                  FIRST SUPPLEMENTAL INDENTURE, dated as of February 16, 1999 (this "First Supplemental Indenture"), among NIPSCO Capital Markets, Inc., an Indiana corporation ("Capital Markets"), NIPSCO Industries, Inc., an Indiana corporation ("Industries"), and The Chase Manhattan Bank, as trustee (the "Trustee"), under the Indenture dated as of February 14, 1997 among Capital Markets, Industries and the Trustee (the "Indenture").

                  WHEREAS, Industries and Capital Markets executed and delivered the Indenture to the Trustee to provide for the issuance from time to time of Capital Markets' unsecured debentures, notes or other evidences of indebtedness (collectively the "Securities," and individually, a "Security") to be issued in one or more series as might be determined by Capital Markets under the Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Indenture;

                  WHEREAS, pursuant to the terms of the Indenture, Capital Markets desires to provide for the establishment of a new series of Securities to be known as the 5.90% Senior Debentures due 2005 (the "Debentures"), the form and substance of such Debentures and the terms, provisions and conditions thereof to be as set forth in the Indenture and this First Supplemental Indenture;

                  WHEREAS, NIPSCO Capital Trust I, a Delaware statutory business trust (the "Trust"), has offered to the public up to $345,000,000 in aggregate liquidation amount of its 5.90% Trust Preferred Securities (the "Preferred Securities") and, in connection therewith, Capital Markets has agreed to purchase up to $10,700,000 in aggregate liquidation amount of the Trust's common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities"), each representing an undivided beneficial interest in the assets of the Trust, and proposes to invest the proceeds from such offerings in up to $355,700,000 aggregate principal amount of the Debentures;

                  WHEREAS, Capital Markets and Industries have requested that the Trustee execute and deliver this First Supplemental Indenture, all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms (and to make the Debentures, when executed by Capital Markets and authenticated and delivered by the Trustee, the valid obligations of Capital Markets) have been performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects;

                  NOW, THEREFORE, in consideration of the purchase and acceptance of the Debentures by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Debentures and the terms, provisions and conditions thereof, Capital Markets and Industries covenant and agree with the Trustee as follows:


                                    ARTICLE I
                                   DEFINITIONS


Section 1.1       Definition of Terms.

                  Unless the context otherwise requires:

                  (a) a term not defined herein that is defined in the Indenture has the same meaning when used in this First Supplemental Indenture;

                  (b) a term defined anywhere in this First Supplemental Indenture has the same meaning throughout;

                  (c)      the singular includes the plural and vice versa;

                  (d) a reference to a Section or Article is to a Section or Article of this First Supplemental Indenture;

                  (e) headings are for convenience of reference only and do not affect interpretation;

                  (f) the following terms have the meanings given to them in the
Declaration: (i) Applicable Margin; (ii) Applicable Principal Amount; (iii) Delaware Trustee; (iv) Guarantee; (v) Preferred Securities; (vi) Preferred Security Certificate; (vii) Property Trustee; (viii) Redemption Amount; (ix) Regular Trustees; (x) Remarketing Agreement; (xi) Remarketing Date; (xii) Treasury Portfolio Purchase Price; and (xiii) Two-Year Benchmark Treasury Rate;

                  (g) the following terms have the meanings given to them in the Purchase Contract Agreement: (i) Cash Settlement; (ii) Corporate PIES;
(iii) Purchase Contract and (iv) Purchase Contract Settlement Date; and

                  (h) the following terms have the meanings given to them in this Section 1.1(h): "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or required by law or executive order to remain closed or a day on which the principal office of the Trustee or the Property Trustee is closed for business.

                  "Declaration" means the Amended and Restated Declaration of Trust of the Trust, dated as of February 16, 1999, as amended and restated from time to time.

                  "Direct Action" has the meaning specified in Section 7.2.

                  "Primary Treasury Dealer" means a primary U.S. government securities dealer in New York City.

                  "Purchase Contract Agreement" means the Purchase Contract Agreement dated as of February 16, 1999 between Industries and The Chase Manhattan Bank, as Purchase Contract Agent.

                  "Quotation Agent" means (i) Lehman Brothers Inc. and its respective successors, provided that if Lehman Brothers Inc. ceases to be a Primary Treasury Dealer, Capital Markets will substitute another Primary Treasury Dealer therefor, or (ii) any other Primary Treasury Dealer selected by Capital Markets.

                  "Redemption Price" means, for each Debenture, the sum of the Redemption Amount plus accrued and unpaid interest thereon to the Tax Event Redemption Date.

                  "Remarketing" means (i) as long as the Trust has not been liquidated, the operation of the procedures for remarketing specified in Section
7.13 of the Declaration and (ii) if the Trust has been liquidated, the operation of the procedures for remarketing specified in Article VIII.

                  "Remarketing Agent" shall mean Lehman Brothers Inc. or any successor remarketing agent engaged by Capital Markets.

                  "Reset Rate" means the rate per annum that results from the remarketing of the Preferred Securities that are a part of the Corporate PIES as to which the holders have not given notice of their election to settle the related Purchase Contracts with cash, or have given such notice but failed to deliver cash, and the Preferred Securities that are not a part of the Corporate PIES as to which the holders have requested remarketing.

                  "Tax Event" means the receipt by Capital Markets and the Trust of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of the Preferred Securities, there is more than an insubstantial risk that (i) the Trust is, or within 90 days of the date of such opinion will be, subject to United States federal income tax with respect to income received or accrued on the Debentures, (ii) interest payable by Capital Markets on the Debentures is not, or within 90 days of the date of such opinion, will not be, deductible by Capital Markets, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or within 90 days of the date of such opinion will be, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

                  "Tax Event Redemption Date" has the meaning specified in
Section 2.5(a).

                  "Treasury Portfolio" means, with respect to the Applicable Principal Amount of Debentures (i) if the Tax Event Redemption Date occurs prior to the Purchase Contract Settlement Date, a portfolio of zero-coupon U.S. Treasury Securities consisting of (a) principal or interest strips of U.S. Treasury Securities that mature on or prior to the Purchase Contract Settlement Date in an aggregate amount at maturity equal to the Applicable Principal Amount and (b) with respect to each scheduled interest payment date on the Debentures that occurs after the Tax Event Redemption Date, principal or interest strips of U.S. Treasury Securities that mature on or prior to such date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the Applicable Principal Amount of the Debentures on such date and (ii) if the Tax Event Redemption Date occurs after the Purchase Contract Settlement Date, a portfolio of zero-coupon U.S. Treasury Securities consisting of (a) principal or interest strips of U.S. Treasury Securities that mature on or prior to February 18, 2005, in an aggregate amount at maturity equal to the Applicable Principal Amount and (b) with respect to each scheduled interest payment date on the Debentures that occurs after the Tax Event Redemption Date, principal or interest strips of such U.S. Treasury Securities that mature on or prior to such date in an aggregate amount at maturity equal to the aggregate interest payment that would be due on the Applicable Principal Amount of the Debentures on such date.

                                   ARTICLE II
                     TERMS AND CONDITIONS OF THE DEBENTURES

Section 2.1       Designation and Principal Amount.

                  There is hereby authorized a series of Securities designated the "5.90% Senior Debentures due 2005," limited in aggregate principal amount to $355,700,000.

Section 2.2       Maturity.

                  The Stated Maturity will be February 19, 2005.

Section 2.3       Global Debentures.

                  If distributed to holders of Preferred Securities in connection with the involuntary or voluntary dissolution of the Trust:

                  (a) The Debentures in certificated form may be presented to the Trustee by the Property Trustee in exchange for a Global Security in an aggregate principal amount equal to all Outstanding Debentures (a "Global Debenture"). The Depositary for the Debentures will be The Depository Trust Company. The Global Debentures will be registered in the name of the Depositary or its nominee, Cede & Co., and delivered by the Trustee to the Depositary or a custodian appointed by the Depositary for crediting to the accounts of its participants pursuant to the instructions of the Regular Trustees. Capital Markets upon any such presentation shall execute a Global Debenture in such aggregate principal amount and deliver the same to the Trustee for authentication and delivery in accordance with the Indenture and this First Supplemental Indenture. Payments on the Debentures issued as a Global Debenture will be made to the Depositary or its nominee.

                  (b) If any Preferred Securities are held in non book-entry certificated form, the Debentures in certificated form may be presented to the Trustee by the Property Trustee, and any Preferred Security Certificate which represents Preferred Securities other than Preferred Securities held by the depositary for the Preferred Securities or its nominee ("Non Book-Entry Preferred Securities") will be deemed to represent beneficial interests in Debentures presented to the Trustee by the Property Trustee having an aggregate principal amount equal to the aggregate liquidation amount of the Non Book-Entry Preferred Securities until such Preferred Security Certificates are presented to the Security Registrar for transfer or reissuance, at which time such Preferred Security Certificates will be canceled and a Debenture registered in the name of the holder of the Preferred Security Certificate or the transferee of the holder of such Preferred Security Certificate, as the case may be, with an aggregate principal amount equal to the aggregate liquidation amount of the Preferred Security Certificate canceled will be executed by Capital Markets and delivered to the Trustee for authentication and delivery in accordance with the Indenture and this First Supplemental Indenture. On issue of such Debentures, Debentures with an equivalent aggregate principal amount that were presented by the Property Trustee to the Trustee will be deemed to have been canceled.

Section 2.4       Interest.

                  (a) Each Debenture will bear interest at the rate of 5.90% per annum from February 16, 1999 until the Purchase Contract Settlement Date, and at the Reset Rate thereafter, payable quarterly in arrears on the Interest Payment Dates, which shall be February 19, May 19, August 19 and November 19 of each year, commencing May 19, 1999.

                  (b) Interest not paid on the scheduled payment date will accumulate and compound quarterly at the rate of 5.90% per annum until February 16, 2003, and at the Reset Rate thereafter.

                  (c) The Regular Record Dates for the Debentures shall be (i) as long as the Debentures are represented by a Global Debenture, the Business Day preceding each Interest Payment Date or (ii) if the Debentures are issued in certificated form, the 15th Business Day prior to each Interest Payment Date.

                  (d) The interest rate on the Debentures outstanding on and after the Purchase Contract Settlement Date will be reset on the third Business Day preceding the Purchase Contract Settlement Date to the Reset Rate. The Reset Rate will be equal to the rate per annum that results from the Remarketing, provided that if a Failed Remarketing occurs, the Reset Rate will be equal to
(i) the Two-Year Benchmark Treasury Rate plus (ii) the Applicable Margin.

                  (e) The amount of interest payable on the Debentures for any period will be computed (i) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (ii) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next day that is a Business Day (and without interest or other payment in respect of any such delay), except that, if such Business Day is in the next calendar year, then such payment will be made on the preceding Business Day.

Section 2.5       Redemption.

                  (a) If a Tax Event occurs and is continuing, Capital Markets may, at its option and upon not less than 30 nor more than 60 days' notice to the Holders of the Debentures, redeem the Debentures in whole (but not in part) within 90 days following the occurrence of such Tax Event, at a price equal to, for each Debenture, the Redemption Price. The Redemption Amount shall be paid prior to 12:00 noon, New York City time, on the date of redemption (the "Tax Event Redemption Date") or such earlier time as Capital Markets determines, provided that Capital Markets shall have deposited with the Trustee an amount sufficient to pay the Redemption Amount by 10:00 a.m. on the Tax Event Redemption Date. Such redemption shall otherwise be in accordance with the provisions of Article Eleven of the Indenture.

                  (b) Except as provided in Section 2.5(a), Capital Markets will have no right to redeem the Debentures.

                  (c) The Debentures will not be subject to a sinking fund provision.

Section 2.6       Events of Default.

                  It shall be an Event of Default with respect to the Debentures if the Trust shall have voluntarily or involuntarily dissolved, wound up its business or otherwise terminated its existence except in connection with (i) the distribution of the Securities held by the Trust to the holders of the Trust Securities in liquidation of their interests in the Trust, (ii) the redemption of all of the outstanding Trust Securities or (iii) a consolidation, conversion, amalgamation, merger or other transaction involving the Trust that is permitted under Section 3.15 of the Declaration.

Section 2.7       Paying Agent; Security Registrar.

                  If the Debentures are issued in certificated form, the Paying Agent and the Security Registrar for the Debentures shall be the Corporate Trust Office.


                                   ARTICLE III
                                FORM OF DEBENTURE

SECTION 3.1.      Form of Debenture.

                  The Debentures and the Trustee's Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

                                            (FORM OF FACE OF DEBENTURE)

[IF THE DEBENTURE IS TO BE A GLOBAL DEBENTURE, INSERT: This Debenture is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of The Depository Trust Company, a New York corporation (the "Depositary"), or a nominee of the Depositary. This Debenture is exchangeable for Debentures registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Debenture (other than a transfer of this Debenture as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

Unless this Debenture is presented by an authorized representative of the Depositary to the issuer or its agent for registration of transfer, exchange or payment, and any Debenture issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of the Depositary, and any payment hereon is made to Cede & Co., or to such other entity as is requested by an authorized representative of the Depositary), and, except as otherwise provided in the Indenture, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]

No.        1
    ------- --------
$355,700,000
CUSIP No. 654638 AC9


                         5.90% SENIOR DEBENTURE DUE 2005

                  NIPSCO Capital Markets, Inc., an Indiana corporation ("Capital Markets", which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to The Chase Manhattan Bank, as Property trustee under the Declaration or registered assigns, the principal sum of $355,700,000 Dollars on February 19, 2005, and to pay interest on said principal sum from February 16, 1999, or from the most recent interest payment date (each such date, an "Interest Payment Date") to which interest has been paid or duly provided for, quarterly in arrears on February 19, May 19, August 19 and November 19 of each year, commencing May 19, 1999, at the rate of 5.90% per annum until February 19, 2003, and at the Reset Rate thereafter, until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded quarterly. The amount of interest payable for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable is not a Business Day, then payment of the interest payable on such date will be made on the next day that is a Business Day (and without any interest or other payment in respect of such delay), except that, if such Business Day is in the next calendar year, then such payment will be made on the preceding Business Day. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture referred to on the reverse side hereof, be paid to the person in whose name this Debenture (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the Regular Record Date for such interest installment, which, if this Debenture is a Global Security, shall be the close of business on the Business Day preceding such Interest Payment Date or, if this Debenture is not a Global Security, shall be the close of business on the 15th Business Day preceding such Interest Payment Date; provided that interest paid at maturity shall be paid to the Person to whom principal is paid. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holder on such Regular Record Date and may be paid to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee referred to on the reverse side hereof for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of the Debentures not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of and interest on this Debenture shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of Capital Markets by check mailed to the registered Holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the Holder of this Debenture is the Property Trustee, the payment of the principal of (and premium, if any) and interest on this Debenture will be made at such place and to such account as may be designated by the Property Trustee.

                  This Debenture is, to the extent provided in the Indenture, senior and unsecured and will rank in right of payment on a parity with all other senior unsecured obligations of Capital Markets.

                  Unless the Certificate of Authentication hereon has been executed by the Trustee, this Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose. The provisions of this Debenture are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

                  IN WITNESS WHEREOF, Capital Markets has caused this instrument to be executed.


                                                NIPSCO CAPITAL MARKETS, INC


                                                By:
                                                    ----------------------------


Attest:


By:
    ------------------------------------
       Secretary

This is one of the Securities of the series referred to in the within-mentioned Indenture.


Dated:                                      THE CHASE MANHATTAN BANK, as Trustee
      ---------------------


                                                By:
                                                    ----------------------------
                                                      Authorized Officer

                  This Debenture is one of a duly authorized series of Securities of Capital Markets (herein sometimes referred to as the "Debentures"), all issued under and pursuant to an Indenture dated as of February 14, 1997, duly executed and delivered among NIPSCO Industries, Inc. ("Industries"), NIPSCO Capital Markets, Inc. ("Capital Markets") and The Chase Manhattan Bank, as Trustee (the "Trustee"), as supplemented by the First Supplemental Indenture thereto dated as of February 16, 1999, among Industries, Capital Markets and the Trustee (such Indenture as so supplemented, the "Indenture"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, Capital Markets, Industries and the Holders of the Debentures. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture. This series of Securities is limited in aggregate principal amount to $355,700,000.

                  All terms used in this Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                  If a Tax Event occurs and is continuing, Capital Markets may, at its option and upon not less than 30 nor more than 60 days' notice to the Holders of the Debentures, redeem the Debentures in whole (but not in part) within 90 days following the occurrence of such Tax Event at the Redemption Price. The Redemption Price shall be paid prior to 12:00 noon, New York City time, on the Tax Event Redemption Date, by check or wire transfer in immediately available funds at such place and to such account as may be designated by each such Holder.

                  The Debentures will not be subject to a sinking fund provision.

                  In case an Event of Default shall have occurred and be continuing, the principal of all of the Debentures may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

                  The Indenture contains provisions permitting Capital Markets and the Trustee, without the consent of any Holder, to execute supplemental indentures modifying certain provisions of the Indenture and, with the consent of the Holders of not less than a majority in aggregate principal amount of the Debentures and all other series of Securities affected at the time Outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Debentures; provided, however, that no such supplemental indenture may, without the consent of the Holder of each outstanding Debenture, among other things, (i) change the stated maturity of the principal of, or any installment of interest on, any Debenture, (ii) reduce the principal amount of, or the rate of interest on or any premium payable upon the redemption of, the Debentures, (iii) impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of or any redemption date for the Debentures or (iv) reduce the above-stated percentage of principal amount of Debentures, the Holders of which are required to modify or amend the Indenture, to consent to any waiver thereunder or to approve any supplemental indenture. The Indenture also contains provisions permitting the

Holders of a majority in aggregate principal amount of the Debentures at the time Outstanding affected thereby, on behalf of all of the Holders of the Debentures, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to the Debentures, and its consequences, except a default in the payment of the principal of or interest on any of the Debentures (unless cured as provided in the Indenture) or in respect of a covenant or provision that cannot be modified or amended without the consent of the Holders of each Debenture then Outstanding. Any such consent or waiver by the registered Holder of this Debenture (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Debenture and of any Debenture issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Debenture.

                  No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of Capital Markets, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Debenture at the time and place and at the rate and in the money herein prescribed.

                  As provided in the Indenture and subject to certain limitations therein set forth, this Debenture is transferable by the registered Holder hereof on the Security Register of Capital Markets, upon surrender of this Debenture for registration of transfer at the office or agency of Capital Markets in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to Capital Markets or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but Capital Markets may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

                  Prior to due presentment for registration of transfer of this Debenture, Capital Markets, the Trustee, any paying agent and any Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Debenture shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither Capital Markets nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.

                  No recourse shall be had for the payment of the principal of or the interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of Capital Markets or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

                  The Indenture imposes certain limitations on the ability of Capital Markets and Industries to, among other things, merge, consolidate or sell, assign, transfer or lease all or substantially all of its properties or assets. Such covenants and limitations are subject to a number of important qualifications and exceptions. Capital Markets and Industries must report periodically to the Trustee on compliance with the covenants in the Indenture.

                  The Debentures of this series are issuable only in registered form without coupons in denominations of $50 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Debentures of this series so issued are exchangeable for a like aggregate principal amount of Debentures of this series of a different authorized denomination, as requested by the Holder surrendering the same.

                                   ARTICLE IV
                                    EXPENSES

Section 4.1       Payment of Expenses.

                  In connection with the offering, sale and issuance of the Debentures to the Trust in connection with the sale of the Preferred Securities by the Trust, Capital Markets will:

                  (a) pay for all costs and expenses relating to the offering, sale and issuance of the Debentures, including compensation to the underwriters payable pursuant to the Underwriting Agreement and compensation of the Trustee under the Indenture in accordance with the provisions of Section 607 of the Indenture; and

                  (b) pay for all costs and expenses of the Trust, including, but not limited to, costs and expenses relating to the organization of the Trust, the offering, sale and issuance of the Trust Securities (including compensation to the underwriters payable pursuant to the Underwriting Agreement in connection therewith); the fees and expenses of the Property Trustee (including, without limitation, those incurred in connection with the enforcement by the Property Trustee of the rights of the holders of the Preferred Securities), the Delaware Trustee and the Regular Trustees; the costs and expenses relating to the operation of the Trust (including, without limitation, costs and expenses of accountants, attorneys, statistical or bookkeeping services, expenses for printing and engraving and computing or accounting equipment, paying agent(s), registrar(s), transfer agent(s), duplicating, travel and telephone and other telecommunications expenses); and costs and expenses incurred in connection with the acquisition, financing and disposition of Trust assets;

                  (c) be primarily liable for any indemnification obligations arising with respect to the Declaration; and

                  (d) pay any and all taxes (other than United States withholding taxes), duties, assessments or governmental charges of whatever nature imposed on the Trust by the United States or any other taxing authority and all liabilities, costs and expenses with respect to such taxes of the Trust.


                                    ARTICLE V
                                    COVENANTS

Section 5.1       Covenant to List on Exchange.

                  If the Debentures are distributed to the holders of the Preferred Securities upon dissolution of the Trust, Industries and Capital Markets will use their best efforts to list such Debentures on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

Section 5.2       Covenants in the Event of an Event of Default.

                  If an Event of Default occurs and written notice of such event has been given to Capital Markets, then neither Capital Markets nor Industries may:

                  (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock; or

                  (b) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank on a parity with or junior in interest to the Debentures or make any guarantee payments with respect to any guarantee of the debt securities of any subsidiary of Capital Markets or Industries if such guarantee ranks on a parity with or junior in interest to the Debentures;

in each case, other than (i) purchases or acquisitions of capital stock of Capital Markets or Industries in connection with the satisfaction by Capital Markets or Industries of its obligations under any employee benefit plans or the satisfaction by Capital Markets or Industries of its obligations pursuant to any contract or security outstanding on the date of such event requiring Capital Markets or Industries to purchase capital stock of Capital Markets or Industries, (ii) as a result of a reclassification of Capital Markets' or Industries' capital stock for another class or series of Capital Markets' or Industries' capital stock, (iii) the purchase of fractional interests in shares of Capital Markets' or Industries' capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of Capital Markets or Industries, (v) redemptions or repurchases of any rights pursuant to a rights agreement and (vi) payments under the Guarantee.

Section 5.3       Additional Covenants Relating to the Trust.

                  For as long as the Preferred Securities remain outstanding, Capital Markets will:

                  (a) maintain, directly or indirectly, 100% ownership of the Common Securities;

                  (b) cause the Trust to remain a statutory business trust and not to voluntarily dissolve, wind up, liquidate or be terminated, except as permitted by the Declaration;

                  (c) use its commercially reasonable efforts to ensure that the Trust will not be an "investment company" required to be registered under the Investment Company Act of 1940;

                  (d) not take any action that would be reasonably likely to cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for United States federal income tax purposes; and

                  (e) pay all of the debts and obligations of the Trust (other than with respect to the securities issued by the Trust) and all costs and expenses of the Trust (including, but not limited to, all costs and expenses relating to the organization of the Trust, the fees and expenses of the trustees and all costs and expenses relating to the operation of the Trust) and any and all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed on the Trust by the United States, or any other taxing authority, so that the net amounts received and retained by the Trust after paying such expenses will be equal to the amounts the Trust would have received had no such costs or expenses been incurred by or imposed on the Trust. The obligations of Capital Markets in Section 5.3(e) are for the benefit of, and shall be enforceable by, any Person to whom any such debts, obligations, costs, expenses and taxes are owed whether or not such Person has received notice thereof. Any such Person may enforce such obligations of

Capital Markets directly against Capital Markets, and Capital Markets irrevocably waives any right or remedy to require that any such Person take any action against the Trust or any other Person before proceeding against Capital Markets.

Section 5.4       Additional Covenant Relating to the Guarantee.

                  If an event of default under the Guarantee occurs and written notice of such event has been given to Capital Markets, then Capital Markets and Industries will be subject to the limitations and restrictions set forth in
Section 5.2 relating to an Event of Default.


                                   ARTICLE VI
                          ORIGINAL ISSUE OF DEBENTURES

Section 6.1       Original Issue of Debentures.

                  Debentures in an aggregate principal amount of up to $355,700,000 may, upon execution of this First Supplemental Indenture, be executed by Capital Markets and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Debentures upon receipt of a Company Order, without any further action by Industries or Capital Markets.


                                   ARTICLE VII
                    RIGHTS OF HOLDERS OF PREFERRED SECURITIES

Section 7.1       Preferred Security Holders' Rights.

                  Notwithstanding Section 507 of the Indenture, if the Property Trustee fails to enforce its rights under the Debentures after a holder of Preferred Securities has made a written request, the holder of Preferred Securities may, to the fullest extent permitted by law, institute a legal proceeding directly against Capital Markets to enforce the Property Trustee's rights under the Indenture without first instituting any legal proceeding against the Property Trustee or any other person or entity.

Section 7.2       Direct Action.

                  Notwithstanding any other provision of the Indenture, for as long as any Preferred Securities remain outstanding, to the fullest extent permitted by law, if an Event of Default has occurred and is continuing and such event is attributable to the failure of Capital Markets to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, the redemption date), then a holder of Preferred Securities may institute a proceeding directly against Capital Markets (a "Direct Action") to enforce payment to such holder of the principal or interest on Debentures having an aggregate principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder.

Section 7.3       Payments Pursuant to Direct Actions.

                  Capital Markets will have the right to set off against its obligations to the Trust, as Holder of the Debentures, any payment made to a holder of Preferred Securities in connection with a Direct Action.


                                  ARTICLE VIII
                                   REMARKETING

Section 8.1       Effectiveness of this Article.

                  This Article VIII will become effective only upon a distribution of the Debentures upon dissolution of the Trust which occurs prior to the Remarketing of the Preferred Securities pursuant to the Declaration. Until such a distribution, or if such distribution occurs after the Remarketing of the Preferred Securities pursuant to the Declaration, this Article VIII will have no effect.

Section 8.2       Remarketing.

                  (a) Capital Markets shall request, not later than 15 nor more than 30 calendar days prior to the Remarketing Date, that the Depositary notify the Holders of the Debentures and the holders of the Corporate PIES of the Remarketing and of the procedures that must be followed if a holder of Corporate PIES wishes to make a Cash Settlement.

                  (b) Not later than 5:00 p.m., New York City time, on the seventh Business Day preceding the Purchase Contract Settlement Date, each Holder of Debentures may elect to have the Debentures held by such Holder remarketed in the Remarketing. Under Section 5.4 of the Purchase Contract Agreement, holders of Corporate PIES that do not give notice of their intention to make a Cash Settlement of the Purchase Contract component of their Corporate PIES prior to such time in the manner specified in such Section, or that give such notice but fail to deliver cash prior to 11:00 a.m., New York City time, on or prior to the fifth Business Day preceding the Purchase Contract Settlement Date, shall be deemed to have consented to the disposition of the Debenture component of their Corporate PIES in the Remarketing. Holders of Debentures that are not a component of Corporate PIES wishing to have their Debentures remarketed shall give to the Purchase Contract Agent notice of their election prior to 11:00 a.m., New York City time, on such fifth Business Day. Any such notice shall be irrevocable and may not be conditioned upon the level at which the Reset Rate is established in the Remarketing. Promptly after 11:00 a.m., New York City time, on such fifth Business Day, the Purchase Contract Agent, based on the notices received by it prior to such time (including notices from the Purchase Contract Agent as to Purchase Contracts for which Cash Settlement has been elected and cash received), shall notify Capital Markets and the Remarketing Agent of the amount of Debentures to be tendered for purchase in the Remarketing.

                  (c) If any Holder of Debentures does not give a notice of its intention to make a Cash Settlement or gives such notice but fails to deliver cash as described in the foregoing subsection (b), or gives a notice of election to have Debentures that are not a component of Corporate PIES remarketed, then the Debentures of such Holder shall be deemed tendered for purchase in the Remarketing, notwithstanding any failure by such Holder to deliver or properly deliver such Debentures to the Remarketing Agent for purchase.

                  (d) The right of each Holder to have Debentures tendered for purchase will be limited to the extent that (i) the Remarketing Agent conducts a remarketing pursuant to the terms of the Remarketing Agreement, (ii) the Debentures tendered have not been called for redemption, (iii) the Remarketing Agent is able to find a purchaser or purchasers for the tendered Debentures and
(iv) such purchaser or purchasers deliver the purchase price therefor to the Remarketing Agent.

                  (e) On the Remarketing Date, the Remarketing Agent will use commercially reasonable efforts to remarket, at a price equal to 100% of the aggregate principal amount thereof, the Debentures tendered or deemed tendered for purchase.

                  (f) If, as a result of the efforts described in the foregoing subsection (e), the Remarketing Agent determines that it will be able to remarket all of the Debentures tendered or deemed tendered for purchase at a price of 100% of their aggregate principal amount prior to 4:00 p.m., New York City time, on the Remarketing Date, the Remarketing Agent shall determine the Reset Rate, which shall be the rate per annum (rounded to the nearest one-thousandth (0.001) of one percent per annum) that the Remarketing Agent determines, in its sole judgment, to be the lowest rate per annum that will enable it to remarket all of the Debentures tendered or deemed tendered for Remarketing.

                  (g) If none of the Holders of the Debentures or the holders of the Corporate PIES elects to have Debentures remarketed in the Remarketing, the Reset Rate shall be the rate determined by the Remarketing Agent, in its sole discretion, as the rate that would have been established had a Remarketing been held on the Remarketing Date.

                  (h) If, by 4:00 p.m., New York City time, on the Remarketing Date, the Remarketing Agent is unable to remarket all of the Debentures tendered or deemed tendered for purchase, a "Failed Remarketing" shall be deemed to have occurred, and the Remarketing Agent shall so advise by telephone the Depositary, the Debenture Trustee and Capital Markets. In the event of a Failed Remarketing, the Reset Rate shall equal the Two-Year Benchmark Treasury Rate plus the Applicable Margin.

                  (i) By approximately 4:30 p.m., New York City time, on the Remarketing Date, provided that there has not been a Failed Remarketing, the Remarketing Agent shall advise, by telephone (i) the Depositary, the Debenture Trustee and Capital Markets of the Reset Rate determined in the Remarketing and the amount of Debentures sold in the Remarketing, (ii) each purchaser (or the Depositary participant thereof) of the Reset Rate and the amount of Debentures such purchaser is to purchase and (iii) each purchaser to give instructions to its Depositary participant to pay the purchase price on the Purchase Contract Settlement Date in same day funds against delivery of the Debentures purchased through the facilities of the Depositary.

                  (j) In accordance with the Depositary's normal procedures, on the Purchase Contract Settlement Date, the transactions described above with respect to each Debenture tendered for purchase and sold in the Remarketing shall be executed through the Depositary, and the accounts of the respective Depositary participants shall be debited and credited and such Debentures delivered by book-entry as necessary to effect purchases and sales of such Debentures. The Depositary shall make payment in accordance with its normal procedures.

                  (k) If any Holder of Debentures selling Debentures in the Remarketing fails to deliver such Debentures, the Depositary participant of such selling holder and of any other Person that was to have purchased Debentures in the Remarketing may deliver to any such other Person an amount of Debentures that is less than the amount of Debentures that otherwise was to be purchased by such Person. In such event, the amount of Debentures to be so delivered shall be determined by such Depositary participant, and delivery of such lesser amount of Debentures shall constitute good delivery.

                  (l) The Remarketing Agent is not obligated to purchase any Debentures that otherwise would remain unsold in the Remarketing. Neither Capital Markets nor the Remarketing Agent shall be obligated in any case to provide funds to make payment upon tender of the Debentures for Remarketing.

                  (m) Under the Remarketing Agreement, Capital Markets, in its capacity as issuer of the Debentures, shall be liable for, and shall pay, any and all costs and expenses incurred in connection with the Remarketing.

                  (n) The tender and settlement procedures set in this Section 8.2, including provisions for payment by purchasers of the Debentures in the Remarketing, shall be subject to modification to the extent required by the Depositary or if the book-entry system is no longer available for the Debentures at the time of the Remarketing, to facilitate the tendering and remarketing of the Debentures in certificated form. In addition, the Remarketing Agent may modify the settlement procedures set forth herein in order to facilitate the settlement process.


                                   ARTICLE IX
                                  MISCELLANEOUS

SECTION 9.1.      Ratification of Indenture.

                  The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 9.2.      Trustee Not Responsible for Recitals.

                  The recitals herein contained are made by Industries and Capital Markets and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture.

SECTION 9.3.      Governing Law.

                  This First Supplemental Indenture and each Debenture shall be deemed to be a contract made under the internal laws of the State of New York and for all purposes shall be construed in accordance with the laws of said State.

SECTION 9.4.      Severability.

                  In case any one or more of the provisions contained in this First Supplemental Indenture or in the Debentures shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Debentures, but this First Supplemental Indenture and the Debentures shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

SECTION 9.5.      Counterparts.

                  This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

                                        NIPSCO INDUSTRIES, INC.



                                        By: /s/ Gary L. Neale
                                           -------------------------------------
                                           Name: Gary L. Neale
                                           Title: President, Chairman, and Chief
Attest:                                    Executive Officer

/s/ Stephen P. Adik
-----------------------------------
Name: Stephen P. Adik
Title: Executive Vice President, Chief
Financial Officer, and Treasurer

                                        NIPSCO CAPITAL MARKETS, INC.



                                        By: /s/ Stephen P. Adik
                                           -------------------------------------
                                           Name: Stephen P. Adik
                                           Title: President
Attest:

/s/ Nina M. Rausch
-----------------------------------
Name: Nina M. Rausch
Title: Secretary


                                        THE CHASE MANHATTAN BANK, as Trustee


                                        By: /s/ R. Lorenzen
                                           -------------------------------------
                                           Name: R. Lorenzen
                                           Title: Senior Trust Officer
Attest:

/s/ William G. Keenan
-----------------------------------
Name: William G. Keenan
Title: Trust Officer